EXHIBIT 99.1

331 32nd Avenue P.O. Box 5128 Brookings, SD 57006 Phone (605) 697-4000 www.daktronics.com.
For more information contact Bill Retterath at (605)697-4000)

Daktronics, Inc. Announces Record Sales and Order Bookings for the Fourth Quarter and Fiscal Year 2005

Sets record level of cash flow from operations;
Begins booking orders for ProTour™ product line;
        Net income below expectations;
Establishes initial dividend

Brookings, S.D. – June 1, 2005 — Daktronics, Inc. (Nasdaq — DAKT), today reported fiscal 2005 fourth quarter net sales of $61.3 million and net income of $3.0 million, or $0.15 per diluted share, compared with fourth quarter net sales of $57.9 million and net income of $4.1 million, or $0.21 per diluted share, one year ago.

Net sales, net income and earnings per share for fiscal 2005 were $230.3 million, $15.7 million and $0.78 per diluted share, respectively, compared with $209.9 million, $17.7 million, and $0.89 per diluted share, respectively, for the previous fiscal year.

Backlog at the end of the fiscal 2005 fourth quarter was approximately $73 million, compared with a backlog of approximately $54 million at the end of the last fiscal year. The timing of large orders can cause significant fluctuations in the Company’s backlog.

“While we are extremely pleased with the level of order bookings during the quarter, we were disappointed in the margin levels on orders booked during the quarter that resulted in a greater than expected decline in the gross profit percentage,” said James Morgan, President and CEO. “Most of the decline was attributable to greater competition in our video products business, which has seen some aggressive pricing by competitors. Orders that contributed to our record quarter for order bookings include display systems for the Kuwait Stock Exchange, the St. Louis Cardinals, the University of Georgia, the new Charlotte Arena, the University of Iowa, Clemson University, Clear Channel, and many others. We also completed a number of installations, including the Rogers Centre in Toronto, Lakewood Church in Houston, Rolland Garros in Paris, the site of the French Open Tennis Tournament, RFK Stadium in Washington, PNC Stadium in Pittsburgh, and Dodger Stadium in Los Angeles.

“We were pleased to end the fiscal year with a strong backlog, although estimated margins are slightly lower than the beginning of quarter backlog. Based on anticipated timing of orders in the backlog, our gross margin percentage is expected to decline slightly in the first quarter,” said Morgan.

Morgan added, “We continued to see excellent growth of our commercial market, which experienced a net sales growth of over 40% for the year. On the sports side of our business, we continued to perform well domestically, with the growth partially offset by a decline in the international business. Transportation market revenue for the year was down slightly compared to last year, although orders were up slightly as we built backlog in that area as well. The increasing sales overall are attributable to the excellent market acceptance of our products, expansion of uses of electronic displays and successes with various other initiatives.”

Morgan continued, “At the end of May, we also completed the sale of our SportsLink business to Impact Video, Inc. This sale will be booked in the first quarter of fiscal 2006. The transaction was completed for cash and resulted in a gain of slightly less than $2 million. This sale, in conjunction with the introduction of our ProTour™ product line, positions us to serve the events and rental markets on a broader scope through our new mobile and modular division. This area is showing a great deal of promise, and we have booked a number of orders in the last three months for our mobile and modular product.”

“The company’s most important investments in future growth have historically been in product development and distribution. As a result of a number of various initiatives underway, we saw an increase in operating expenses,” said Bill Retterath, chief financial officer. “This growth was higher than expected due to a number of marketing opportunities we took advantage of, the higher than expected costs of trade shows, bad debt expense and our investments in international opportunities, including the opening of a sales and service office in Macau and the initial steps we are taking in China. General and administrative costs rose as a result of the professional fees associated with the tax credits we realized in the fourth quarter. Finally, on the product development side, our costs exceeded our long-term goal of 4%, primarily due to the continued investment in the second generation of our ProTour™ product line. We are expecting that all areas of operating expenses will decline in the first quarter of fiscal year 2006 as compared to the fourth quarter of fiscal 2005. We have and will continue to address the level of overall spending, with a focus on selling expenses, while keeping in mind our need to invest in areas that we believe will generate greater returns, such as the narrowcasting market, international opportunities and product opportunities.”

“Our consolidated results included an income tax benefit of approximately $2.5 million related to research and development expenditures for fiscal years 2002 – 2005 for which we have claimed refunds. We expect that for future years, our effective income tax rate will approximate 37.5%. Offsetting this benefit were professional fees of approximately $0.4 million for our tax advisors which are included in general and administrative expenses.”

Retterath continued “As previously stated, we set a record level for cash flow from operations for the year at approximately $22 million as compared to approximately $21 million one year ago. This growth was attributable to our improved balance sheet year over year as we better managed working capital, including receivables. In May 2005, we also broke ground on a $6 million plant expansion in Brookings, South Dakota to support our expectations for future growth.”

Morgan concluded “Our backlog going into the first quarter of fiscal year 2006, combined with a significant number of orders that were either booked in the first quarter or are expected to book very shortly, brings our estimate for our next quarter in the range of $64 to $72 million. We expect earnings per share to be in the range of $0.22 to $0.32 per share. For fiscal year 2006, we are estimating that sales will grow in excess of 15%.”

“We also are announcing separately today that the Board of Directors has declared an annual dividend of $0.10 per share payable on June 28th to holders of record on June 14th, 2005,” said Morgan.

Conference Call Information
The Company will webcast its quarterly conference call today at 10:00 am (Central Time). To listen to the webcast, go to the home page of www.daktronics.com, and click on the icon at the bottom right corner of the screen. Completion of a short registration form, along with Windows® Media Player software, are required to hear the webcast. A replay of the teleconference via the internet will also be accessible shortly after the conclusion of the conference call through www.daktronics.com. A replay of the teleconference accessible by telephone will be available for one week starting at noon Central Time on June 1. To access the replay, call toll-free in the U.S. and Canada 800-633-8284 and enter code 21246520. International callers can dial 402-977-9140 and enter code 21246520 to hear the replay by phone.

About Daktronics Inc.
Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of, electronic scoreboards, computer-programmable displays, and large screen video display and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in sport, business and transportation applications. For more information, visit the Company’s worldwide web site at http://www.daktronics.com, email the Company at investor@daktronics.com, call toll-free 1-800-DAKTRONICS (800-325-8766) in the U.S., or write to the Company at 331 32nd Avenue, P.O. Box 5128, Brookings, SD 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

— END —

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
 Consolidated Statements of Income
(in thousands, except earnings per share)

	Three Months Ended		Twelve Months Ended
	April 30, 2005	May 1, 2004	April 30, 2005	May 1, 2004
	(unaudited)	(unaudited)	(unaudited)
Net sales	$61,345	$57,938	$230,346	$209,907
Cost of goods sold	43,609	39,523	157,137	137,436

Gross profit	17,736	18,415	73,209	72,471

Operating expenses:
Selling	9,927	7,610	32,840	27,305
General and administrative	3,142	2,652	10,434	9,510
Product design and development	2,877	1,949	10,499	8,126

	15,946	12,211	53,773	44,941

Operating income	1,790	6,204	19,436	27,530

Nonoperating income (expense):
Interest income	463	290	1,453	1,014
Interest expense	(51)	(78)	(211)	(478)
Other income (expense), net	484	19	768	586

Income before income taxes and
minority interest	2,686	6,435	21,446	28,652
Income tax expense (benefit)	(299)	2,315	5,786	10,907

Income before minority interest	2,985	4,120	15,660	17,745
Minority interest in (income) loss of
subsidiary	-	13	-	(18)

Net income	$2,985	$4,133	$15,660	$17,727

Weighted average number of fully diluted
shares and common equivalent shares	20,114	20,092	20,137	19,936

Earnings per share:
Basic	$0.16	$0.22	$0.83	$0.95

Diluted	$0.15	$0.21	$0.78	$0.89

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	April 30, 2005	May 1, 2004
	(unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,961	$12,255
Marketable securities	8,105	4,001
Accounts receivable, less allowance for doubtful accounts	23,762	28,686
Current maturities of long-term receivables	5,196	3,771
Inventories	24,612	16,604
Costs and estimated earnings in excess of billings	15,301	12,862
Prepaid expenses and other	1,725	905
Deferred income taxes	5,490	4,524
Income taxes receivable	1,812	813
Rental equipment available for sale	2,733	2,706

Total current assets	104,697	87,127

Advertising rights, net	1,722	1,415
Long term receivables, less current maturities	9,900	10,267
Goodwill, net of accumulated amortization	2,621	1,411
Intangible and other assets	1,101	920

	15,344	14,013

PROPERTY AND EQUIPMENT:
Land	1,084	654
Buildings	15,386	12,415
Manufacturing machinery and equipment	17,592	14,616
Office furniture and equipment	19,382	15,542
Equipment held for rental	835	389
Demonstration equipment	5,245	3,503
Transportation equipment	3,810	3,006

	63,334	50,125
Less accumulated depreciation	32,281	25,029

	31,053	25,096

TOTAL ASSETS	$151,094	$126,236

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	April 30, 2005	May 1, 2004
	(unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable, bank	$79	$214
Accounts payable	17,121	12,586
Accrued expenses and warranty obligations	10,973	9,911
Current maturities of long-term debt	909	1,181
Current maturities of long-term marketing obligations	304	115
Billings in excess of costs and estimated earnings	5,463	6,761
Customer deposits	4,164	2,829
Deferred maintenance revenue	2,983	1,700

Total current liabilities	41,996	35,297

Long-term debt, less current maturities	171	1,148
Long-term marketing obligations	595	350
Long-term warranty obligations	1,357	1,134
Deferred income taxes	3,065	2,043

	5,188	4,675

TOTAL LIABILITIES	47,184	39,972

SHAREHOLDERS' EQUITY:
Common stock	17,739	16,406
Additional paid-in capital	2,684	2,274
Retained earnings	83,337	67,677
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive income (loss)	159	(84)

TOTAL SHAREHOLDERS' EQUITY	103,910	86,264

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$151,094	$126,236

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)

	Twelve Months Ended
	April 30, 2005	May 1, 2004
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,660	$17,727
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	7,427	6,389
(Gain) loss on sale of property and equipment	(2)	(301)
Other comprehensive income	26	-
Minority interest in income of subsidiary	-	18
Provision for doubtful accounts	(172)	256
Deferred taxes, net	56	24
Change in operating assets and liabilities	(592)	(3,196)

Net cash provided by operating activities	22,403	20,917

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(13,483)	(9,779)
Cash consideration paid for acquired businesses	(1,024)	-
Sales (purchases) of marketable securities, net	(4,104)	(4,000)
Proceeds from sale of property and equipment	502	820

Net cash used in investing activities	(18,109)	(12,959)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (payments) on notes payable	(154)	35
Proceeds from long-term debt	50	358
Principal payments on long-term debt	(1,493)	(5,988)
Proceeds from exercise of stock options and warrants	835	655

Net cash used in financing activities	(762)	(4,940)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	174	(40)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,706	2,978

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	12,255	9,277

CASH AND CASH EQUIVALENTS END OF PERIOD	$15,961	$12,255